Exhibit 99.1

SALAMON GROUP INC. CLARIFIES TOTAL OF AUTHORIZED CAPITAL

LAS VEGAS, Jan 5, 2011 (GLOBE NEWSWIRE) – Salamon Group Inc., (OTCBB:SLMU - News) today became aware that beginning with the Company’s filing of its annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on April 15, 2009 and in all subsequent filings of the Company’s interim and year end financial reports to date (“Error Period”) , the total authorized capital of the Company was erroneously reported as being Five Hundred (500) million shares of common stock, whereas the total authorized capital of the Company is Fifty (50) million shares of common stock. The correction will be made on all future filings of the Company’s financial statements, commencing with the Company’s filing of it s annual report on Form 10-K for the fiscal year ended December 31, 2010.

No error was made in the reporting of the total amount of common shares issued and outstanding of the Company during the Error Period.

The total number of shares of common stock of the Company issued and outstanding on this date is 25,460,728.

For more information, please refer to the Company’s filings on the SEC website at www.sec.gov

About Salamon Group Inc.

Salamon Group Inc. is a publicly traded independent "green" energy company with new headquarters in Modesto California, USA.

This release may contain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "intends," "believes," "could," "might," "will" or variations of such words and phrases. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Salamon Group Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties which are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in Salamon Group Inc.'s Annual Report for the fiscal year ended December 31, 2009 as filed on EDGAR at www.sec.gov. The risk factors identified in Salamon Group Inc. Annual Report are not intended to represent a complete list of factors that could affect Salamon Group Inc. Accordingly, readers should not place undue reliance on forward-looking statements. Salamon Group Inc. does not assume any obligation to update the forward-looking information contained in this press release.

Contact:

Salamon Group Inc.
Michael Matvieshen, Chief Executive Officer
778-753-5675